EXHIBIT 99.1
PSB Group, Inc. Announces Fourth-Quarter Financial Results
Madison Heights, MI. March 5, 2009 — PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported a net operating loss for the year ended December 31st, 2009 of $12.9 million or $3.72 per outstanding share compared with a net operating loss of $13.8 million for 2008 or $4.22 per outstanding share.
Balance Sheet
Total Assets at December 31, 2009 were $462.029 million compared to $460.516 million at December 31, 2008. Total loans were $354.263 million as of December 31, 2009 compared to $374.809 at December 31, 2008. Deposits increased 7.35 percent to $442.745 million at December 31, 2009 compared to $412.442 million at December 31, 2008. Deposit growth was due to a combination of new customer acquisition as well as existing clients adding to their accounts over the course of the year.
During the year, the Bank found quality lending opportunities more difficult to uncover, as the Southeast Michigan economy continues to suffer though high unemployment, declining property values and reduced levels of consumer consumption. As a result, the loan portfolio contracted 5.48% on a year-over-year basis. As previously mentioned, deposits grew over 7 percent, as the bank was able to attract significant numbers of new customers. The Bank does not have any brokered deposits.
Income Statement
Net Interest income for the quarter ending December 31st, improved to $3.673 million compared to the third quarter results of $3.540 million. This was largely due to a reduction in interest expense, as deposit costs continued to contract due to maturing CDs being re-priced at current market rates.
For the year, total interest income contracted, from $28.437 million for full year 2008 to $24.022 million for 2009. The factors which contributed to this were the overall low rate environment as well as higher levels of non-accrual loans. Off-setting this contraction were significant improvements in other operating income items, which grew from $4.244 million in 2008 to $6.358 million for fiscal 2009. Factors which contributed to this were improved levels of service charges on deposit accounts, gains on securities sales and improvement on the gain on sale of residential mortgages.
Expenses for the quarter were significantly impacted by a provision for loan losses of $9.791 million. As has been previously documented, the continued economic challenges, combined with continued pressure on asset values placed management in the position of building up our reserve for future loan losses as well as charge off accounts no longer deemed readily collectable. Other expenses were in line with prior quarters and management expectations with the exception of higher Other Real Estate expenses for the quarter. These expenses were $.980 million for the quarter vs. $.231 million for the quarter ending September 30, 2009. For the year ended December 31, 2009, the Bank realized a $1.90 million reduction in Other Real Estate expenses compared to full year 2008.
In comparing total expenses on a full year basis, the Bank experienced a 25% decline in total other operating expenses from $26.3 million in 2008 to $19.7 for 2009. Salary, occupancy, and Other Real Estate expense all saw significant contraction on a year-over-year basis. Legal and Professional Fees did increase from $1.353 million in 2008 to $1.725 million in 2009, primarily related to increased collection efforts.
Michael J. Tierney, President and CEO commented, “The Michigan economy continued to present challenges for all Michigan Banks, and those with a significant presence in Southeast Michigan felt the pressures at an elevated level. We continue to address credit issues proactively. The Bank has enjoyed the role of trusted advisor to many of its customers over the past century. Through this role, we have worked to find mutually beneficial arrangements with many of our clients. We continue to work diligently with clients and provide options as they weather very difficult times. This cooperative spirit can be seen in an elevated level of Troubled Renegotiated Debt where the customers are performing under modified repayment terms. When those efforts do not prove to be successful, we act quickly to protect our stakeholders. The fourth quarter’s largest impact was the loan loss provision of $9.791 million dollars. The loan loss reserve now stands at $9.469 million or 2.67% of total loans. This compares with a loan loss reserve of 1.90% or $7.116 million dollars at December 31, 2008. While many expect economic improvement later in 2010, the Bank must adequately prepare should the recovery not materialize as quickly as forecasted by many.”
The net interest margin contracted from 4.06% in 2008 to 3.38% for the full year in 2009. As previously mentioned, elevated levels of non-performing assets were the primary cause for this contraction. PSB’s margins have improved in the fourth quarter.
Mr. Tierney further commented, “I am encouraged as expenses were tightly controlled through 2009. As previously noted, most expense categories experienced a material reduction in 2009. We effectively utilized the resources available to navigate the difficult economy. Management and staff remain focused on returning the company to consistently profitable operations quickly. Additional resources were allocated to the loan collection and loan management functions, as their success remains critical to the Company’s success. Our margins are improving and non-interest income remains steady as we continue to operate more efficiently.”
In summary, Mr. Tierney concluded his comments by saying, “Peoples State Bank celebrated 100 years of faithful service to Southeast Michigan during 2009. We remain energized by the spirit and enthusiasm of the Southeast Michigan communities we are so proud to serve. As we address the challenges of today, we prepare for the opportunities of tomorrow and the economic recovery the Michigan economy will eventually enjoy.”
Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases “will likely result”, “are expected to”, “expect”, “is anticipated”, “estimate”, “project”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the

Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank’s market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the bank’s and Corporation’s reports. These forward-looking statements represent the Corporation’s judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.
PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact:	David A. Wilson Senior Vice President & CFO (248) 548-2900

(000s omitted, except per share data)

	12/31/2009	12/31/2008
Assets
Cash and due from banks	8,554	12,268
Fed Funds sold	20,706	—
Securities - Available for sale	60,031	52,254
Loans	354,263	374,809
Less allowance for possible loan losses	(9,469)	(7,116)
Net Loans	344,794	367,693
Loans held for sale	774	1,082
Bank premises and equipment	15,937	14,107
Accrued interest receivable	2,244	2,159
Goodwill	—	—
Other Real estate owned	6,235	8,459
Other Assets	2,754	2,494
Total Assets	462,029	460,516
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest bearing	54,647	49,661
Interest Bearing	388,098	362,781
Total Deposits	442,311	412,442
Federal Home Loan Bank advances	—	15,000
ESOP Loan debt	282	436
Accrued taxes, interest, and other liabilities	2,284	2,536
Total Liabilities	445,311	430,414
Stockholders’ Equity
Common Stock:
Authorized — $5,000,000 shares, no par value
Issued and outstanding, - 3,480,110 in 2009 and 3,442,060 shares in 2008	23,692	23,607
Unearned ESOP benefits	(282)	(436)
Common stock held in trust	(410)	(410)
Deferred Compensation Obligation	410	410
Additional paid in capital - stock option/awards	1,096	707
Unearned Compensation	(1,182)	(976)
Undivided Profits	(6,740)	6,191
Accumulated other comprehensive Income/(Loss)	134	1,009
Total Stockholders’ Equity	16,718	30,102
Total Liabilities and Stockholders’ Equity	462,029	460,516

Consolidated Statement of Operations
(000s omitted, except per share data)

	Three Months Ended		Twelve Months Ended
	2009	2008	2009	2008
Interest Income
Loans, including fees	4,892	6,163	21,492	25,730
Securities:
Taxable	526	572	2,290	2,418
Tax-exempt	48	56	211	282
Federal Funds sold	9	1	29	7
Total interest income	5,475	6,792	24,022	28,437
Interest Expense
Deposits	1,793	2,365	8,423	9,799
Short-term borrowings	9	4	9	288
Long term debt	0	117	287	347
Total interest expense	1,802	2,486	8,719	10,434
Net interest Income - Before provision for loan losses	3,673	4,306	15,303	18,003
Provision for Loan Losses	9,791	3,990	16,169	9,956
Net interest Income - After provision for loan losses	(6,118)	316	(866)	8,047
Other Operating Income
Service charges on deposit accounts	659	613	2,502	2,370
Gain on sale of mortgages	119	89	582	473
Gain (loss) on sale of available-for-sale securities	173	0	2,147	187
Other income	393	235	1,127	1,214
Total other operating income	1,344	937	6,358	4,244
Other operating expenses
Salaries and employee benefits	1,976	2,188	8,105	9,563
Occupancy costs	831	734	3,192	3,695
Legal and professional	640	300	1,725	1,353
Other real estate expense	980	328	2,083	3,983
FDIC Insurance	360	91	1,451	331
Goodwill impairment expense	0	4,458	0	4,458
Other operating expenses	767	737	3,144	2,912
Total other operating expenses	5,554	8,836	19,700	26,295
Income (loss) - Before federal income tax expense (benefit)	(10,328)	(7,583)	(14,208)	(14,004)
Federal Income Tax Expense (Benefit)	(1,300)	2,036	(1,277)	(207)
Net Income (Loss)	(9,028)	(9,619)	(12,931)	(13,797)
Per Share Data
Weighted average shares outstanding			3,476,188	3,265,564
Basic earnings (loss)			(3.72)	(4.22)